License and Services Agreement

This License and Services Agreement ("Agreement"), which becomes effective January 2, 2015 (the "Effective Date") between The Buck Institute for Research on Aging, a California non-profit public benefit corporation with its principal place of business at 8001 Redwood Blvd., Novato, CA 94945 ("Buck") and Mount Tam Biotechnologies, Inc., with its principal place of business at 8001 Redwood Blvd. Novato, CA 94945 ("TAM").

Recitals

Whereas, TAM is a biopharmaceutical company developing novel therapeutics for autoimmune disease such as systemic lupus erythematosus and it has an interest in expanding its biological, drug discovery and early development capabilities;

Whereas, Buck is an expanding biomedical research institute with laboratory facilities located at 8001 Redwood Blvd., Novato, CA ("Facility") and provides core services at the Facility, including, but not limited to a vivarium, morphology, imaging and genomics core services;

TAM wishes to procure access at the Facility to certain office space in the Facility, second floor, as shown on the attached Exhibit "A" as "Licensed Office Space", respectively. In order to conduct research and facilitate its research and development programs; and

Whereas, Buck is willing to allow TAM access to its Facility for these purposes, subject to the terms and conditions described below.

Now, therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, Buck and TAM agree as follows:

Agreement

1. Recitals. The Recitals are incorporated into this Agreement by reference.

2. Description of Facility and Use

(A) Description of Facility. A diagram of the Licensed Office Space is set forth on Exhibit A (the "Site Plan"). The Facility contains various publicly accessible areas, certain private areas and certain areas where access is limited to persons with security clearances. The public areas include a parking area, an exterior entry way, as well as lobbies and publicly accessible interior entry space and hallways, toilet rooms, break areas, conference rooms, etc. ("Public Areas"); all other areas of the Facility are referred to herein as "Controlled Areas."

(B) Use of Facility. TAM will place up to two (2) full time TAM employees ("TAM FTEs") at the Facility. TAM, the TAM FTEs and all other TAM agents, licensees and contractors must comply at all times with Buck's security measures respecting access and use of the Facility and any Controlled Areas, and neither TAM nor any TAM agent or contractor may access Controlled Areas other than Public Areas without separate written approval from Buck. Research at the Buck is approved for work up to and including biosafety level 2 (BSL2).

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Subject to the provisions of this Agreement, Buck agrees to provide TAM FTEs access to the Public Areas, including (i) parking at the Facility parking lot for parking and ingress and egress to the Facility and use consistent with such areas; and (ii) to the Licensed Office Space for the purpose of completing the work of the TAM FTEs. Subject to the terms of this Agreement, TAM may place equipment in the Licensed Office Space for use by TAM FTEs. Unless otherwise agreed to in writing, Buck shall exercise commercially reasonable efforts to preserve TAM's security measures to limit third party access to the Licensed Office Space. Buck shall not be obligated to hire guards or any other special security staff or equipment for such tasks and may reasonably decline any request for security arrangements beyond a lock on the door to the Licensed Office Space unless the costs of such requests are fully funded by TAM and the same will not interfere with Buck's other operations in the facility, as it may reasonably determine.

3. Grant of License for Use of Facility

(A) License. Subject to the payment of the License Fees described in Section 5 below, and to TAM's due observation and performance of the terms and conditions of this Agreement, for the duration of the Term, Buck hereby grants a non-exclusive license to TAM for the TAM FTEs to use the Public Areas and an exclusive license to use the Licensed Office Space (collectively, these licenses are referred to as the "License").

(B) Limitation. This License does not give (i) TAM any property rights whatsoever in or to the Facility or any of Buck's furniture, fixtures or equipment or its other personal property within the Facility, or (ii) Buck any property rights whatsoever in or to any of TAM's furniture, laboratory equipment or other property placed by TAM within the Facility during the Term of this Agreement. Absent an explicit agreement between Buck and TAM to the contrary, neither party shall acquire any rights to any intellectual property generated in the Facility by the other party (or by such party's employees, contractors or agents).

(C) Covenant. TAM covenants that it will not use the Facility for any purpose other than to conduct research, and it will comply with the provisions of Section 4 (A), below.

(D) Buck Continued Rights Regarding Licensed Areas. Nothing herein is intended to limit the rights of Buck to exercise complete control over all areas of the Facility excepting only the Licensed Office Space. Buck may at any time alter, amend or limit access, and temporarily or permanently close off portions of the Facility in its absolute and sole discretion, provided that TAM's access to and use of the Licensed Office Space are not materially impaired. Without limiting the foregoing sentence, at all times during the Term of this Agreement, Buck employees, agents and contractors shall retain the right to (i) enter the Licensed Office Space to perform the Services (as defined in Exhibit B); and (ii) enter any of the licensed areas, including the exclusively licensed areas, in case of any emergency or to perform maintenance and repairs to such areas. These intrusions shall not be a default by Buck under this Agreement, nor shall they justify any change in the License Fee payable to Buck. TAM shall pay for any damage to Buck's furniture or equipment suffered as a result of its use by TAM's agents or invitees. TAM will note any extraordinary damage to Buck's furniture and equipment and provide advance written notice thereof to Buck before using it if any such damage is to be excluded from TAM's liability for such damage under this Section 3 (D).

4. Obligations of Buck and TAM

(A) TAM. In exercising its rights under the License, TAM and its agents and invitees shall comply at all times with (i) animal use protocols as identified by Buck, (ii) security controls for access to Controlled Areas including controlled data areas (these can include magnetic cards, passwords, biometric recognition systems, and all other security requirements (as presented by Buck through training and other communication channels); and (iii) life safety protocols.

In the course of its activities, TAM may not at any time cause a nuisance condition at the Facility, nor shall it engage in any use or activities that would jeopardize the Facility's accreditation. TAM shall advise Buck of the TAM FTEs that it intends to locate at the Facility and provide those persons identification details in advance so that appropriate clearances can be implemented in an orderly way before such persons are granted access to Controlled Areas. TAM shall require each such TAM FTE to undergo such training or briefing as is needed to reasonably ensure its FTEs at the Facility are aware of and will abide by the Protocols (as these may be amended by Buck from time to time). All of the costs of TAM's FTEs and other employees or consultants shall be the sole responsibility of TAM and Buck shall have no liability whatsoever for any costs associated with TAM's personnel at the Facility.

(B) Buck. Subject to Force Majeure, Buck shall provide TAM FTEs access to the Facility at such times as it provides access to Buck employees of the Facility; thus if 24 hour and 7-day access is available to Buck employees, then TAM's FTEs will be permitted to work at the Facility for 24 hours and 7 days (i.e. continual access). Additional employees, contractors, consultants, and other agents of TAM will only be provided access to the Facility as determined by Buck in its sole discretion. Buck shall promptly notify TAM of any material breaches of security or any fires that occur in the Facility. Excluding the obligations imposed by law due to the unique uses of the Licensed Office Space (which will remain the obligations of TAM), Buck shall maintain the Facility in accordance with all applicable state and federal laws, rules and regulations.

(C) Survival. The expiration or termination of the licenses granted hereunder will not in any manner affect any obligations of the parties that accrue prior to the date of such expiration or termination, including, e.g. indemnity obligations.

5. License Fee; Invoices; Payments.

(A) License Fee. Buck will provide to TAM the Administrative Services and the Research Office Services as outlined on Exhibit B attached hereto (collectively, the "Services"). The License Fee payable by TAM to Buck for the use of the Facility and the Services is set forth on Exhibit B ("License Fee"). The License Fee will remain in effect for the first twelve (12) months of the Term and thereafter shall be subject to a 3% per year increase over the immediately preceding year of the License, such 3% to take effect and be adjusted as so described on the first and each subsequent anniversary of the Effective Date.

(B) Invoices; Payments. Within 30 days of the Effective Date, TAM shall pay to Buck the License Fee quarterly in advance beginning on the Effective Date through the Term. This sum shall be prorated for any partial quarter of the Term in effect for an expired or terminated Term. All such invoices shall be addressed and sent to Accounts Payable, Mt. Tam Biotechnologies, Inc. 712 Bancroft Rd. Suite 241, Walnut Creek 94598. TAM shall pay each invoice within thirty (30) days of receipt.

6. Representations and Warranties.

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Each party represents and warrants that (i) it is duly organized and validly existing under the laws of the State of California; (ii) it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (iii) this Agreement is a legal and valid obligation upon such party and is enforceable in accordance with its terms; and (iv) the execution, delivery, and performance of this Agreement by such party does not conflict with any agreement, instrument, or understanding, whether oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7. Limitations of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES CLAIMED BY A THIRD PARTY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7 IS INTENDED TO LIMIT OR RESTRICT THE INSURANCE OR INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9 OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN SECTION 10.

8. Insurance Coverages.

TAM shall secure and maintain in full force and effect throughout the performance of the Term of this Agreement, insurance in the minimum amounts and with coverages as specified in Exhibit "C" attached hereto. It is hereby agreed that the insurance in Exhibit C is primary as respects the Buck, their Trustees, officers, agents and employees, and that any other insurance available to Buck is excess and non-contributing. TAM will pay for any deductible and/or retention before said insurance would come into effect. Buck agrees to maintain workers' compensation insurance in the amount required by the laws of California, as well as the following coverages (which shall be non-contributing and secondary to any coverage provided by TAM): $2,000,000 for general liability coverage, $1,000,000 for coverage of property damage and $3,000,000 for personal injury coverage

9. Indemnity.

(A) By TAM. Subject to the provisions limiting liability in this Agreement, TAM agrees to indemnify, hold harmless, and defend Buck, its subsidiaries, and its affiliates, and their respective officers, employees, trustees, donors, volunteers, researchers, independent contractors, veterinary and medical doctors, agents, vendors, and directors (collectively, the "Buck Parties") against any and all third party claims, actions, proceedings, liability, loss, damage, penalty, cost or expense (including reasonable attorney's fees and expenses and cost of investigation) ("Claims") with respect to any matter arising from, resulting from, or connected to the use of the Facility by TAM or its agents or invitees under this Agreement; provided that such obligation to indemnify, hold harmless, and defend shall not apply to Claims caused by the negligence or intentional acts or omissions of the Buck Parties.

(B) By Buck. Subject to the provisions limiting liability in this Agreement, Buck agrees to indemnify, hold harmless and defend TAM, its subsidiaries, and its affiliates, and their respective officers, directors, employees, independent contractors, consultants, and other

agents (collectively, the "TAM Parties") from and against any and all Claims, resulting from, or connected to the condition of the Facility or the negligent or intentional acts or omissions of Buck during the performance of Services under this Agreement.

(C) Covenants Respecting Cooperation. Each party's agreement to indemnify, defend and hold the other party and its respective indemnitees harmless requires the indemnified party to: (i) provide written notice to the indemnifying party of any Claim, for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such Claim; (ii) if the indemnifying party agrees to assume full responsibility for such Claim (i.e. it has not reserved rights against the party claiming indemnification based on disputed coverage of the Claim under the terms of the indemnity) to provide reasonable authority to appropriately investigate, prepare for and defend against any such Claim; (iii) assist the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any such Claim; and (iv) not compromise or settle such Claim or demand without the indemnifying party's written consent, which is not to be unreasonably withheld.

10. Confidentiality.

All information disclosed by either party to the other in connection with the Services or the Facility, whether disclosed verbally, in writing, in electronic form or by any other means, will be subject to the terms of this Section 10 (hereinafter referred to as "Confidential Information").
Without otherwise limiting the definition of Confidential Information, "Confidential Information" as that term is used in this Agreement excludes information that the receiving party proves: (a) is available to the public through no fault of the receiving party or its agents; (b) was received and is already in the possession of such receiving party by lawful means and without restriction before such information was disclosed to the receiving party under this Agreement; (c) is or has been lawfully disclosed to the receiving party by a third party without obligation of confidentiality; or (d) was or is developed independently by the receiving party without access to Confidential Information disclosed hereunder. Notwithstanding the foregoing, the receiving party may disclose the Confidential Information to the extent required by an applicable court order or by law; provided, however, that if a receiving party is so required to disclose any Confidential Information, it shall give the disclosing party reasonable advance notice of such disclosure and provide reasonable assistance in opposing such compelled disclosure or action.
Each party agrees that any Confidential Information obtained by it shall be held in confidence, and used solely in connection with the purposes of this Agreement. Confidential Information shall not be disclosed, discussed or distributed to any third party except as stated herein, and may be disclosed to only those of a receiving party's employees or other authorized agents who are required to have the Confidential Information to perform the terms and conditions of this Agreement. The receiving party shall ensure that all of its employees or agents who have access to Confidential Information are bound by the confidentiality provisions of this Section 10 and shall implement at least those protections for Confidential Information that it takes to protect its own confidential information.
Neither party may reproduce any Confidential Information received other than in connection with the scope of authority given by the disclosing party and consistent with the purposes of this Agreement. If any unauthorized use or disclosure of the Confidential Information occurs, the party responsible for causing such unauthorized use or disclosure must immediately notify the disclosing party of such facts and provide full cooperation in implementing whatever remedial measures can be implemented to limit the adverse consequences of such unauthorized release of Confidential Information.

The obligations of the parties under the terms of this Section 10 shall not be affected by the termination or expiration of this Agreement. Upon expiration or termination of this Agreement, each party shall promptly return to the disclosing party all Confidential Information in its possession, or destroy it and submit to the disclosing party with a formal certificate signed by a responsible officer of the party attesting to such destruction; provided, however, that a party may retain one copy of the Confidential Information for the sole purpose of determining its rights and obligations under this Agreement.

11. Term and Termination.

(A) Term. Unless earlier terminated pursuant to Section 11 (B), below, this Agreement shall commence on the Effective Date and continue until one (1) year after the Effective Date (the "Term"). The expiration or termination of the License granted hereunder will not in any manner affect any obligations of the parties that accrue prior to the date of such expiration or termination, including, e.g. indemnity obligations. TAM warrants that its personnel will abide by the Protocols and that it will hold harmless and indemnify Buck against any claim, liability, loss, penalty and cost (including e.g. court costs and attorneys fees) incurred or suffered by Buck or its directors, officers or agents arising from a breach of this obligation.

(B) Termination for Cause. Buck and TAM shall each have the right to terminate this Agreement if a party fails to perform any obligation hereunder, and then fails to cure such default within the applicable cure period noted below, if any:

i. The failure to pay any monetary obligation due under this Agreement, followed by a failure to cure such default within thirty (30) days of notice of the default;

ii. The failure to perform any other obligations required under this Agreement followed by a failure to cure such default within thirty (30) days of notice of the default (unless, despite good faith diligence, the cure will require more than thirty days to cure, in which case, the default shall not become a breach unless the defaulting party fails to diligently pursue all commercially reasonable means to effect the cure);

iii. An assignment of the Agreement without consent where consent is required.

Upon a breach of this Agreement, the party not in breach may elect to terminate this Agreement by written notice; upon any such termination all rights under the License shall immediately cease.

12. Miscellaneous. Neither party shall be liable for any failure of performance beyond its reasonable control. This Agreement constitute the entire agreement between the parties relating to TAM's use of the Facility and supersedes all other proposals, understandings or agreements relating to the subject matter hereof.

This Agreement may be amended or terminated only by a written agreement between the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the remainder of the Agreement, and this Agreement shall be construed and modified without such provision. This Agreement shall be governed by the laws of California, without regard for conflicts of laws principles, and Buck and TAM consents to California as the proper venue for settling all disputes and controversies. Nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venturers. This Agreement may not be assigned without the prior written consent of the non-

assigning party, except to an affiliate of the party, or upon the sale of a party's business interests in the subject matter of this Agreement. In such case either party may freely assign such interest without the prior written consent of the other party. This Agreement shall become binding when executed by an authorized officer of Buck and TAM. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs and expenses incurred in addressing such dispute.

13. Publicity. In accordance with its confidentiality obligations in Section 10, neither party will publish, present or otherwise publicly disclose any Confidential Information relating to this Agreement without the prior written approval of the other party. This shall not prevent Buck from advising its staff and those within the Facility of the use of the Facility by TAM in order to reasonably implement and administer the terms of this Agreement or in order to bring or defend any action or proceeding to enforce the terms of this Agreement or to preserve its rights in the Facility, provided it shall do so consistent with the terms of Section 10.

14. Force Majeure. In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the commensurate period of time attributable to such delay. In the event of any such delay, the parties may, in their sole discretion, amend this Agreement, as appropriate, by mutual written agreement.

15. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered by facsimile or email (via PDF or other means); by personal delivery, or by first class prepaid certified mail, return receipt requested, to the following addresses:

If to TAM:

Mt. Tam Biotechnologies, Inc.
8001 Redwood Blvd.
Novato, CA 94945

With copies to:

Mt. Tam Biotechnologies, Inc.
712 Bancroft Rd, Suite 241
Walnut Creek, CA 94598

If to Buck:

Buck Institute for Research on Aging
8001 Redwood Blvd.
Novato, CA 94945
Attn: Business Development

The parties may alter such addresses by appropriate notices consistent with this subsection. Any notice shall be deemed to have been received as follows: (1) if by personal delivery, upon receipt; (2) if by certified mail, five (5) business days after notice is mailed through the U.S. Postal Service by the party serving notice; and (3) if by email or facsimile, on the business day

following electronic confirmation that the notice has been delivered to the facsimile number of email address provided.

TAM WARRANTS AND ACKNOWLEDGES THAT AN AUTHORIZED OFFICIAL HAS READ THIS LICENSE AND SERVICES AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

BUCK INSTITUTE FOR RESEARCH ON AGING	TAM, Inc.
By: [signature]	By: [signature]
Name: REMY GROSS III	Name: Ben Zadik
Title: VP, Business Development	Title: CFO
Date: 6 Jan 15	Date: 01/06/15

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Exhibit A

Buck Institute Facility
Site Plan

Bldg. 4, 2nd Floor


Buck Institute for Age Research
Building 4, Second Floor

EXHIBIT B

SCOPE OF FACILITY USE AND SERVICES

Services	*License Fee*
Licensed Office Space	$24,500 per year
Utilities, ancillary amenities	$2,000 per year administrative services
Card keys, printer, copy, fax	
Meeting room access	
Administrative Services	
Buck security processing for personnel	
Review of mandatory training and health clearance for TAM personnel	
IT Support	

EXHIBIT C

INSURANCE COVERAGES TO BE PROVIDED BY TAM

At all times during the term of this Agreement, TAM shall maintain the following minimum levels of insurance with insurers authorized to sell insurance in California and having a Best's Insurance Financial Strength Rating (FSR) of not less than A- (Superior) and a Financial Rating of at least VII:

1. **Automobile Coverage**: Business operations coverage with $1 Million Combined Single Limit

2. **Commercial General Liability**: (including Premises operations and broad form property damage) - $5 million general aggregate coverage; bodily injury $1 million per occurrence; Personal Injury $1 million; Fire Damage - $500,000 any one fire;

Coverage under the Commercial General Liability policy shall include contractual liability, and provide for any and all claims, demands, causes of action and liabilities of any nature arising from the acts or omissions of TAM and its agents, licensees, and invitees in connection with the use of the Facility.

Buck shall be added as an additional insured under an ISO endorsement CG 20 10 AI (or equivalent endorsement) in form acceptable to Buck, and must provide for coverage as if separately insured for cross-liability. Such coverage shall be on an occurrence basis.

3. **Products Liability:** Products Liability insurance with coverage of at least $2 million.

4. **Worker's Compensation Insurance**: coverage at or above California and federal statutory levels. This coverage shall be in place for all TAM personnel or agents entering the Facility or engaged in any activities associated with the Agreement.

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